AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                        MODIS PROFESSIONAL SERVICES, INC.


                                    ARTICLE I
                                      NAME

         The name of this Corporation is Modis Professional Services, Inc.


                                   ARTICLE II
                                PRINCIPAL OFFICE

         The principal office and mailing address of this Corporation is One Independent Drive, Jacksonville, Florida 32202.


                                   ARTICLE III
                                  CAPITAL STOCK

         This Corporation is authorized to issue four hundred million (400,000,000) shares of Common Stock with a par value of one cent ($.01) per share, and ten million (10,000,000) shares of Preferred Stock with a par value of one cent ($.01) per share. The Board of Directors shall have the authority to establish series of the Preferred Stock and, by filing the appropriate Articles of Amendment with the Department of State of the State of Florida, to establish the designation of each series and the variations in rights, preferences, and limitations for each series.


                                   ARTICLE IV
                                 INDEMNIFICATION

Section 1.  Limitation of Liability

         To the full extent that the Florida Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of this Corporation shall not be liable to this Corporation or its shareholders for any monetary damages.
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Section 2.   Indemnification

         1. This Corporation shall indemnify a director or officer of this Corporation who is or was a party to any proceeding by reason on has been made that indemnification is not permissible, this Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him or her to repay the same if it is ultimately determined that he or she is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his or her ability to make repayment. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify and advance the expenses of any director or officer.

         2. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause this Corporation to indemnify or contract in advance to indemnify any person not specified in
Article IV, Section 2(a) who was or is a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Article IV, Section 2(a).

Section 3.  Insurance

         This Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his or her status as such, whether or not this Corporation would have power to indemnify him or her against such liability under the provisions of this Article IV.

Section 4.  Change in Board of Directors

         In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Article IV, Section 2(a) shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

Section 5.  Application

         The provisions of this Article IV shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.


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Section 6.  Covered Persons

         Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

Section 7.  Amendment

         Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws of this Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation or the Bylaws of this Corporation), the provisions of this Article may be altered, amended or repealed only by the affirmative vote of 75% or more of the voting power of all the then outstanding shares of this Corporation's capital stock entitled to vote on the election of directors, voting together as a single class.


                                    ARTICLE V
                                   AMENDMENTS

         Except as otherwise provided herein, these Articles of Incorporation may be amended in the manner provided by law. Both the shareholders and the Board of Directors may repeal, amend or adopt Bylaws for the corporation, pursuant to these Articles, except that the shareholders may prescribe in any Bylaw made by them that such Bylaw shall not be altered, repealed or amended by the Board of Directors.